Exhibit 99.1

Coach Reports Third Quarter Earnings of $0.46, up 19% on a 19% Sales Increase

Reaffirms FY08 Guidance at $2.06; Up 22% from FY07

NEW YORK--(BUSINESS WIRE)--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of 19% in earnings per diluted share to $0.46 for its third fiscal quarter ended March 29, 2008, up from $0.39 per diluted share a year ago. This substantial increase in earnings from the prior year’s third quarter reflected a 19% gain in net sales.

In the third quarter, net sales were $745 million compared with the $625 million reported in the same period of the prior year. Net income rose 10% to $162 million, or $0.46 per diluted share, compared with $147 million, or $0.39 per diluted share in the prior year.

For the quarter, operating income totaled $257 million, up 13% from the $227 million reported in the comparable year ago period, while operating margin was 34.5% versus 36.2% reported for the prior year. During the quarter, gross profit rose 15% to $558 million from $486 million a year ago. Gross margin was 75.0% versus 77.8% a year ago, impacted primarily by the sharp rise of the yen over the period, and, as expected, by both the continued promotional environment and channel mix. SG&A expenses as a percentage of net sales improved by 100 basis points to 40.5%, compared to the 41.5% reported in the year-ago quarter, as the company was able to leverage expenses – notably selling and distribution costs - on the higher sales base.

On a constant-exchange-rate basis, excluding the positive currency effect from translating foreign-denominated sales in U.S. dollars, net sales increased 16% in the third quarter. On the same basis, operating income rose 17%.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We were pleased to deliver quarterly results which met our top and bottom-line expectations despite the weakening retail climate in the U.S. Our strong overall performance continues to reflect the critical balance provided by our multi-channel and international business model.”

For the nine months ended March 29, 2008, net sales were $2.4 billion, up 22% from the $2.0 billion reported in the first nine months of fiscal 2007. Net income rose to $570 million, up 19% from the $477 million reported a year ago, while earnings per share rose 23% to $1.56 from $1.27.

Third fiscal quarter sales results in each of Coach’s primary channels of distribution grew as follows:

  Direct-to-consumer sales increased 20% to $578 million from $481 million last year, including a 20% gain in sales from new and existing Coach stores in North America. North American comparable store sales for the quarter rose 9.0%. This compares to last year’s third quarter in which North American comparable store sales rose 20.0% overall. In Japan, sales rose 12% on a constant-currency basis, while dollar sales rose 25% adjusted for a stronger yen.
  Indirect sales increased 15% to $166 million in the third quarter from the $144 million reported for the prior year. Coach enjoyed gains at retail for all indirect businesses, including international locations as well as in U.S. department stores.

During the third quarter of fiscal 2008, the company opened five retail stores and two factory stores in North America, bringing the total to 287 retail stores and 101 factory stores as of March 29, 2008. In addition, one factory store was expanded. In Japan, Coach opened two shop-in-shops while two retail locations closed, leaving the total at 147 at the end of the quarter, while also expanding a total of five locations.

Mr. Frankfort continued, “Beginning this quarter, we’re only providing aggregated comparable store sales for our North American retail and factory stores. While less detailed, this measure better aligns operational performance reporting with operational flexibility to respond to changes in market dynamics. This metric fully reflects the brand’s overall retail performance in North America while enabling our shareholders to gauge our results against prior periods and other luxury retailers.”

“As noted, we’re pleased with our sales growth for the quarter and the vitality of our North American businesses, where total revenues grew 15%, including a 20% increase in sales at our stores driven by both distribution growth and productivity gains. In addition, we continue to be very pleased with our new retail store volumes as they continue to surpass our initial projections both in existing markets, such as the Las Vegas area, and in new markets, such as Augusta, Georgia. Outside of North America, we are also excited about our increased global brand recognition as we continue to experience rapid growth internationally, most notably in East Asia and Greater China.”

Mr. Frankfort added, “The consumer continued to embrace our new and innovative product this spring. As part of our seasonal transition, we introduced our evolved Hamptons collection in January, featuring the Madeline tote. Offered in multiple sizes, this new silhouette performed quite well, particularly in bold colors. In February, we launched our new Heritage Stripe collection, a group of coated canvas totes and bags, and added an updated group of Signature Stripe handbags and accessories later that month. In March, we introduced the Francine satchel at $798, which was the focus of our spring advertising campaign and was very well received across all stores. And this month we brought back the popular Soho collection, in softer, more feminine styles. Looking ahead, we’re excited about pleated Ergo – arriving this week for Mother’s Day."

“As we briefly discussed last quarter, we have embarked on a comprehensive review of all ways in which the brand touches the consumer. These initiatives will be increasingly evident as we move through the next year, most notably in our product and in our store environments. In fact, we’re striving to compress several years of product evolution into FY09 in order to create a particularly compelling offering.”

“These plans include leveraging the early successes we have seen with our pinnacle offering, creating a broader assortment of more sophisticated and elevated product, to create a halo for the entire brand, heightening Coach's aspirational appeal. At the same time, we will maintain the balance that is key to our franchise, capitalizing on our leadership position with our loyal core consumer and with the aspirational consumer, who is often trading up to Coach.”

“Due to the continued uncertainty in the economic backdrop, we believe that it’s prudent to wait until our fourth quarter report to offer guidance for the upcoming fiscal year. That said, we believe that the initiatives I’ve described, in combination with our diversified model, will lessen the impact of a slowing consumer environment in the U.S. through the remainder of this calendar year. It is also important to note that given the compelling returns we’re generating, we will continue to execute our existing distribution growth plans in North America, including the opening of 40 new retail stores, during the coming year,” concluded Mr. Frankfort.

For the fiscal year 2008 the company projected sales of about $3.18 billion, an increase of about 22% from the prior year, and reiterated its earnings per diluted share guidance of $2.06, also representing an increase of about 22%. Imbedded in this guidance is a fourth quarter sales estimate of about $780 million, representing a year over year increase of about 20%, and earnings per share of $0.50, also up about 20%.

The company also announced that during the third fiscal quarter, it repurchased and retired 11,349,802 shares of its common stock at an average cost of $28.85, spending a total of $327 million. At the end of the period, $333 million was available under the company’s current repurchase authorization, which was put into place in early November.

Coach will host a conference call to review third fiscal quarter results at 8:30 a.m. (EDT) today, April 22, 2008. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended March 29, 2008 and March 31, 2007
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007

Net sales	$744,522	$625,303	$2,399,257	$1,960,327

Cost of sales	186,204	138,893	585,446	446,617

Gross profit	558,318	486,410	1,813,811	1,513,710

Selling, general and
administrative expenses	301,626	259,783	915,298	765,714

Operating income	256,692	226,627	898,513	747,996

Interest income, net	9,547	12,988	35,111	27,465

Income before provision for income taxes
and discontinued operations	266,239	239,615	933,624	775,461

Provision for income taxes	103,827	92,225	364,109	298,335

Income from continuing operations	162,412	147,390	569,515	477,126

Income (loss) from discontinued operations,
net of income taxes	(4)	2,574	16	25,927

Net income	$162,408	$149,964	$569,531	$503,053

Net income per share

Basic

Continuing operations	$0.47	$0.40	$1.58	$1.29

Discontinued operations	(0.00)	0.01	0.00	0.07

Net income	$0.47	$0.41	$1.58	$1.36

Diluted

Continuing operations	$0.46	$0.39	$1.56	$1.27

Discontinued operations	(0.00)	0.01	0.00	0.07

Net income	$0.46	$0.40	$1.56	$1.34

Shares used in computing
net income per share

Basic	348,125	370,264	360,507	369,039

Diluted	351,593	379,289	365,497	376,334
COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 29, 2008, June 30, 2007 and March 31, 2007
(in thousands)

	March 29,	June 30,	March 31,
	2008	2007	2007
ASSETS	(unaudited)		(unaudited)

Cash, cash equivalents and short term investments	$616,202	$1,185,816	$936,174
Receivables	148,074	107,814	124,858
Inventories	319,655	291,192	249,818
Other current assets	187,022	155,374	155,414

Total current assets	1,270,953	1,740,196	1,466,264

Property and equipment, net	420,943	368,461	344,659
Other noncurrent assets	464,344	340,855	332,272

Total assets	$2,156,240	$2,449,512	$2,143,195

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$63,676	$109,309	$62,113
Accrued liabilities	289,554	298,452	275,916
Subsidiary credit facilities	11,079	-	-
Current portion of long-term debt	285	235	235

Total current liabilities	364,594	407,996	338,264

Long-term debt	2,580	2,865	2,865
Other liabilities	330,613	128,297	96,620

Stockholders' equity	1,458,453	1,910,354	1,705,446

Total liabilities and stockholders' equity	$2,156,240	$2,449,512	$2,143,195

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications